Exhibit 99.1

SITO Mobile Completes 1-for-10 Reverse Stock Split in Preparation for Uplisting to NASDAQ

SITO Mobile, Ltd.

July 30, 2015 8:30 AM

GlobeNewswire

JERSEY CITY, N.J., July 30, 2015 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (SITO) (OTCQB:SITOD), a leading mobile engagement platform provider, announced today that it has effected a 1-for-10 reverse split of its issued and outstanding common stock (the "Reverse Split"), which will be effective July 30, 2015 as a key step in preparation for its planned uplisting to the NASDAQ Capital Market.

"This transaction helps us meet the stock price criteria for our planned uplisting to Nasdaq. We are pleased to have completed the reverse stock split, which we believe will generate better liquidity and attract more investors to our story," said Jerry Hug, CEO of SITO Mobile.

As of today, the Company's common stock will begin trading on a post-split basis, under the symbol "SITOD," with the "D" added for 20 trading days to signify that a reverse stock split has occurred. A new CUSIP number 82988R203 has been assigned to the Company's common stock as a result of the reverse split.

Following the reverse split, every ten shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock with a par value of $0.001 per share. The total issued and outstanding common shares will be reduced from approximately 163.42 million shares to approximately 16.34 million, subject to adjustment for fractional shares. No fractional shares are to be issued.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty and ultimately sales. For more information visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our reliance on brand owners and wireless carriers, the possible need for additional capital as well other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Investor and Media Relations:
Robert Haag
IRTH Communications
sito@irthcommunications.com
866-976-4784